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                                                                   EXHIBIT 99.1


BROADBASE SOFTWARE ANNOUNCES EXPECTED TIMING OF SERVICESOFT ACQUISITION; ISSUES COMBINED GUIDANCE

MENLO PARK, Calif., Nov. 16 -- Broadbase Software, Inc. and Servicesoft, Inc. today announced that they have received the necessary regulatory approvals to proceed with the planned merger of the two entities, and accordingly have announced respective stockholder meetings to approve the merger, to be held on December 14, 2000. For more information regarding the details of these shareholder meetings and other merger-related information, please refer to the Form S-4 filed by Broadbase Software with the Securities and Exchange Commission. Subject to shareholder approval and satisfaction of customary closing conditions, the companies anticipate that the merger will be consummated shortly after the stockholder meetings in mid-December 2000.

In light of the planned closing date, Broadbase Software has updated its revenue and earnings expectations to incorporate Servicesoft for the fourth quarter of 2000 and for 2001. These updated pro forma expectations exclude charges associated with acquisition-related costs, including merger expenses and amortization of purchased intangibles, and also exclude stock-based compensation expense.

For 2001, it is expected that the inclusion of Servicesoft will be accretive to forecasted annual revenue, and will not delay Broadbase Software's anticipated achievement of profitability on a pro forma earnings per share ("EPS") basis during the third quarter of 2001. Broadbase currently expects that its revenues for the full year of 2001 will approximate $145 million.

More specifically, Broadbase Software's expectations for 2001 operating results in view of the planned Servicesoft acquisition are as follows:


        -- Annual revenue expectations of approximately $145 million, reflecting first quarter 2001 sequential quarter growth of approximately 50% and sequential quarterly growth of 20-25% in the three quarters thereafter.

        -- Gross margins to approximate 65-67% in the first quarter and improving sequentially over the next three quarters.

        -- Research and development expenses, sales and marketing expenses, and general and administrative expenses as a percent of total revenue trending down from current levels to approximately 20%, 41%, and 7% by fourth quarter of 2001.

        -- Pro forma EPS loss of approximately $0.05 for the year, with anticipated losses of $0.08 and 0.04 in the first and second quarter, respectively, and anticipated profitability in the third and fourth quarter of $0.01 and $0.05, respectively. The share count for pro forma EPS is expected to increase by approximately 16 million shares


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                during the third quarter of 2001 to reflect a full dilution methodology by reason of the pro forma profits.

With respect to the fourth quarter of 2000, it is anticipated that the revenue contribution from Servicesoft during the post-closing stub period will be nominal due to revenue recognition principles and purchase accounting restrictions. More specifically, the combination of Broadbase Software's general policy of recognizing direct license revenue only upon customer installation (i.e., when no significant implementation obligations remain) and the purchase accounting implications of eliminating a significant portion of Servicesoft's deferred revenue will act to limit the revenue contribution during this period of December. Accordingly, the inclusion of Servicesoft post-closing expenses without commensurate revenue will, as expected, have a dilutive effect on fourth quarter pro forma earnings per share ("EPS"). Broadbase expects this dilution of fourth quarter pro forma EPS to approximate $0.08-0.10 from previous consensus estimates for Broadbase stand-alone.

For the fourth quarter of 2000, Broadbase Software's expectations are as follows:

        --      Revenue of approximately $17 million expected for the quarter.

        -- Gross margins on revenues expected to be relatively flat (i.e., 60-62%) from the third quarter, as improvements gained from Broadbase's core business will be offset by inclusion of Servicesoft costs.

        --      Pro forma EPS loss of $0.15-0.17 for the quarter.



"The progress we have made in formulating the integration plans with Servicesoft is very exciting," said Rusty Thomas, Broadbase Software's Chief Financial Officer. "Upon consummation of the transaction, we believe the combined enterprise will hit the ground running, and that viewpoint is reflected by our aggressive financial forecasts. We look forward to completing the merger in mid-December and to start realizing the synergies that exist between the two companies."

About Broadbase

Broadbase Software is the leading provider of customer-focused analytic and marketing automation applications that analyze customer data from multiple touch points, and use that information to execute marketing campaigns, improve online merchandizing and content, increase site stickiness and personalize all customer interactions. Broadbase applications are designed for rapid time to value and have been implemented in as few as fifteen days. Broadbase has provided critical e-commerce infrastructure to more than 275 customers, including ADP, BEA Systems, Cisco Systems, Fidelity Investments, Hewlett-Packard, InsWeb, Kodak, LoanCity.com, Mercata.com, Onvia.com and United Airlines. Headquartered in Menlo Park, CA, Broadbase has a rapidly growing global presence with locations throughout North America, Europe and Asia.


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Information in this release that involves Broadbase's expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risk and uncertainties. These forward-looking statements include statements regarding expected growth in our revenues, expected improvements in our gross margins, expected reductions in expenses as percentages of revenues, and expected improvements in pro forma EPS, and expected synergies between Broadbase and Servicesoft. All forward-looking statements included in this release are based upon Broadbase's current expectations as of the date of this release, and Broadbase assumes no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from Broadbase's current expectations and from these forward-looking statements. Factors which could cause actual results to differ include uncertainty regarding our ability to achieve increased market acceptance of our products generally and of our new product releases in particular, potential delays or difficulties with integrating the operations and technologies of Servicesoft, potential inability to achieve anticipated benefits of our acquisition of Servicesoft and the risk of increased competition in our markets, which would adversely affect our revenues, gross margins and pro forma EPS. These and other risks associated with the merger and Broadbase's business are discussed in Broadbase's most recent registration statement on Form S-4, annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission